Exhibit 99.1

Shake Shack Announces Second Quarter 2021 Financial Results
–Total Revenue Increased 104.2%, to $187.5 million, Supported by >300% In-Shack Sales Growth, versus Same Period Last Year
–Same-Shack Sales Up 52.7% Compared to Same Period Last Year
–Average Weekly Sales Showed Significant Improvement, at $72,000 in the Second Quarter and $74,000 in Fiscal July,
Supported by Stronger Urban and In-Shack Sales

NEW YORK, NY (Business Wire) — August 5, 2021 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the second quarter ended June 30, 2021, a period that included 13 weeks.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We remain on the path towards full sales recovery, with total revenue up over 104% versus the second quarter of 2020. As restrictions relaxed across the country, in-Shack sales rose more than 300% year on year. The resilience of our business can be seen through the ongoing revenue improvement in our hardest hit urban Shacks, while at the same time we retained the strong business we built in our suburban Shacks. Additionally, even as more of our guests came back to meet us in person, we still grew our digital business double digits and retained approximately 80% of the digital sales versus fiscal January 2021, when digital sales peaked. In terms of profitability, Shack level operating margin improved significantly along with sales, however, we do expect margins to moderate in the coming quarters as we make significant investments in our team. Our Shack team members are at the core of all we do and we have committed an additional $10 million in raises, incentives and leadership development over the next year. We remain focused on the recovery of both sales and profitability across our Shack base and growth over the long term. Our strategic plan centers on the evolution of our Shack formats through physical and digital transformation with the objective of delivering a seamless, elevated guest experience."

Financial Highlights for the Second Quarter of 2021:

▪Total revenue in the second quarter of 2021 increased 104.2% to $187.5 million versus the same period last year.
▪Shack sales in the second quarter of 2021 increased 102.7% to $181.5 million versus the same period last year.
▪Same-Shack sales(1) improved to up 52.7% in the second quarter of 2021 versus the same period last year.
▪Licensed revenue in the second quarter of 2021 increased 164.2% to $6.0 million versus the same period last year.
▪Shack system-wide sales in the second quarter of 2021 increased 127.7% to $281.9 million, versus the same period last year.
▪Operating income in the second quarter of 2021 was $3.3 million compared to an operating loss of $24.1 million in the same period last year.
▪Shack-level operating profit(2) increased 1,699.7% in the second quarter of 2021 versus the same period last year, to $34.8 million, or 19.2% of Shack sales.
▪Net income was $2.1 million and adjusted EBITDA(2) was $20.6 million in the second quarter of 2021, compared to a net loss of $18.0 million and adjusted EBITDA of $(8.8) million in the same period last year.
▪Net income attributable to Shake Shack Inc. was $1.9 million and adjusted pro forma net income(2) was $2.4 million, or $0.05 per fully exchanged and diluted share in the second quarter of 2021, compared to Net loss attributable to Shake Shack Inc. of $16.2 million and adjusted pro forma net loss of $18.3 million, or $(0.45) per fully exchanged and diluted share, in the same period last year.
▪Net system-wide Shack openings, comprised of eight net domestic Company-operated Shacks and ten net licensed Shacks.
▪Cash and cash equivalents and marketable securities on hand was $420.2 million as of June 30, 2021.

(1)In order to compare like-for-like periods for fiscal 2021, same-Shack sales will compare the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020. For Q2 2021, same-Shack sales compares the thirteen weeks from April 1, 2021 through June 30, 2021 to the thirteen weeks from April 2, 2020 through July 1, 2020. Refer to the materials included in the Supplemental Financial Information, dated August 5, 2021, for illustrative monthly and quarterly comparative periods.
(2)Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to Operating income (loss) and adjusted EBITDA to Net income (loss), and adjusted pro-forma net income (loss) to Net income (loss) attributable to Shake Shack, Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Second Quarter 2021 Review
Total revenue, which includes Shack sales and Licensing revenue, increased 104.2% versus the second quarter of 2020, to $187.5 million in the second quarter of 2021. Shack sales for the second quarter of 2021 were $181.5 million compared to $89.5 million in the second quarter of 2020, reflecting an increase of $92.0 million, or 102.7%, due in part to the opening of 29 net new domestic Company-operated Shacks between June 24, 2020 and June 30, 2021, as well as continued sales recovery across Shack markets.
Same-Shack sales grew 52.7% year-on-year in the second quarter of 2021, compared to up 5.7% in the first quarter of 2021. Sales improved across all regions, and was led by strength of in-Shack dining as well as healthy retention of our digital sales. These trends continued in fiscal July as we saw same-Shack sales up 38% compared to the same period last year. Although suburban Shacks are performing closer to pre-pandemic levels than urban, we saw encouraging momentum across urban Shacks throughout the second quarter. We also reached a milestone in our urban recovery, with the reopening of the Union Station, DC and Grand Central Station, NYC Shacks in late June and early July, respectively. In the Southeast region, notably Texas, same-Shack sales are now above pre-pandemic levels; these markets continue to represent growth opportunities for the business across a variety of formats.

Average weekly sales were $72,000 in the second quarter of 2021, marking the highest level since the pandemic started, and up from $64,000 in the first quarter of 2021. Average weekly sales grew each month of the second quarter of 2021 and were $74,000 in fiscal July.

During the second quarter of 2021, total digital sales, including orders placed on the Shake Shack app, website and third-party delivery platforms, represented 47% of Shack sales. Even as the mix shifted with the return of in-Shack dining, retention of digital sales was approximately 80% in fiscal June when compared to fiscal January when digital sales peaked, with the Company-owned app channel performing higher than our digital average. During the second quarter of 2021 our new purchasers in Company-owned app and web channels grew 16.7% versus the first quarter of 2021, to 2.8 million total new purchasers since mid-March of 2020; continued investment across these channels is helping bring in new guests, even as in-Shack dining returns. We look forward to continuing to build on this strong foundation by offering our guests new and innovative ways to elevate their dining experience.

Licensing revenue for the second quarter of 2021 was $6.0 million, reflecting an increase of 164.2% versus the same period last year. Improvement was driven domestically by the return of air travel across airports and gradual lifting of capacity restrictions at major US stadiums; internationally, improvement was seen across the regions where COVID-related restrictions have been eased.

Operating income for the second quarter of 2021 was $3.3 million, or a positive operating margin of 1.8%, compared to Operating loss of $24.1 million, or an operating loss margin of 26.2% for the second quarter of 2020. For the second quarter of 2021, Shack-level operating profit, a non-GAAP measure, was $34.8 million, or 19.2% as a percentage of Shack sales, compared to Shack-level operating profit of $22.6 million, or 15.0% of Shack sales in the first quarter of 2021. This increase versus the first quarter of 2021 was primarily the result of better than expected recovery of in-Shack traffic as well as strong digital retention. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
•General and administrative expenses increased to $20.4 million in the second quarter of 2021 from $14.0 million in the second quarter of 2020. The second quarter of 2021 includes $2.0 million of equity-based compensation and other non-cash items. This increase was primarily due to continued investment across the business, as we are committed to investing in our people, marketing and technology. The investments across these initiatives will help support our recovery and the increase in our new Shack pipeline. As a percentage of total revenue, General and administrative expenses decreased to 10.9% for the second quarter of 2021 from 15.3% in the second quarter of 2020.

Development Highlights
During the second quarter of 2021, the Company opened eight new domestic Company-operated Shacks and ten new licensed Shacks. There were no permanent Shack closures in the second quarter of 2021.

Location	Type	Opening Date
Bronx, NY — Bay Plaza	Domestic Company-operated	4/1/2021
Seoul, South Korea — Nowon	International Licensed	4/2/2021
Los Angeles, CA — Dodger Stadium	Domestic Licensed	4/9/2021
Mexico City, Mexico — Roma Cibeles	International Licensed	4/14/2021
Beaverton, OR — Cedar Hills	Domestic Company-operated	4/16/2021
Macao, China — The Londoner	International Licensed	4/17/2021
Santa Monica, CA — Santa Monica	Domestic Company-operated	4/18/2021
Los Angeles, CA — Bunker Hill	Domestic Company-operated	4/19/2021
Fishers, IN — Fishers	Domestic Company-operated	4/22/2021
Beijing, China — China World	International Licensed	4/26/2021
Singapore, Singapore — Great World	International Licensed	4/28/2021
Shenzhen, China — MixC	International Licensed	5/20/2021
Kuwait City, Kuwait — 360 Mall	International Licensed	6/1/2021
Istanbul, Turkey — Istanbul Airport	International Licensed	6/4/2021
Tampa, FL — Midtown Tampa	Domestic Company-operated	6/7/2021
Seoul, South Korea — Coex Mall	International Licensed	6/9/2021
San Francisco, CA — San Francisco Centre	Domestic Company-operated	6/28/2021
Franklin, TN — Franklin	Domestic Company-operated	6/28/2021
In fiscal July 2021, the Company opened one additional domestic Company-operated Shack.
Fiscal 2021 Outlook
The Company is providing revenue and sales guidance for the third quarter of 2021.

Current Q3 2021 Outlook
Total revenue	$194 million to $200 million
Shack sales	$188 million to $193 million
Licensing revenue	$6 million to $7 million
Same-Shack sales versus 2020	+ mid to high 20s%
Shack-level operating profit margin	15% to 17%
Given the substantial uncertainty and resulting material economic impact caused by the COVID-19 pandemic, the Company is not providing full guidance for the fiscal year ending December 29, 2021, but is updating full year Shack openings and expense guidance from the ranges provided earlier this year.

Current 2021 Outlook
Domestic Company-operated Shack openings	35 to 38
Licensed Shack openings (gross)	20 to 25
Total General and administrative expenses(1)	$86 million to $88 million
Equity-based compensation	approximately $9 million
Depreciation expense	$60 million to $63 million
Pre-opening costs	$13 million to $14 million
(1)Includes approximately $8 million of the approximately $9 million total Equity-based compensation.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until August 12, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13720728.
The live audio webcast of the conference call will be accessible in the Events & Presentations section on the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative prior period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit), and Depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, Impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents Net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.

About Shake Shack
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to approximately 220 domestic locations in 32 U.S. States and the District of Columbia and more than 100 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2021, including guidance for the third quarter and full year 2021, expected Shack openings, expected Same-Shack sales growth, sales opportunities and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "intend," "outlook," "potential," "project," "projection," "plan," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. Some of the factors which could cause results to differ materially from the Company's expectations include the continuing impact of the COVID-19 pandemic, including the potential impact of any COVID-19 variants, the Company's ability to develop and open new Shacks on a timely basis, the Company's management of its digital capabilities and expansion into delivery, and risks relating to the restaurant industry generally. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2020 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 30 2021		June 24 2020		June 30 2021		June 24 2020
Shack sales	$181,470	96.8%	$89,519	97.5%	$332,138	96.9%	$227,567	96.9%
Licensing revenue	5,990	3.2%	2,267	2.5%	10,604	3.1%	7,389	3.1%
TOTAL REVENUE	187,460	100.0%	91,786	100.0%	342,742	100.0%	234,956	100.0%
Shack-level operating expenses(1):
Food and paper costs	54,917	30.3%	30,027	33.5%	99,547	30.0%	69,591	30.6%
Labor and related expenses	52,631	29.0%	30,933	34.6%	99,013	29.8%	72,699	31.9%
Other operating expenses	24,275	13.4%	14,304	16.0%	47,419	14.3%	32,083	14.1%
Occupancy and related expenses	14,876	8.2%	12,323	13.8%	28,787	8.7%	24,881	10.9%
General and administrative expenses	20,366	10.9%	14,017	15.3%	39,931	11.7%	30,208	12.9%
Depreciation and amortization expense	14,472	7.7%	12,089	13.2%	28,198	8.2%	23,857	10.2%
Pre-opening costs	2,258	1.2%	1,734	1.9%	5,834	1.7%	3,977	1.7%
Impairment and loss on disposal of assets	358	0.2%	434	0.5%	727	0.2%	2,522	1.1%
TOTAL EXPENSES	184,153	98.2%	115,861	126.2%	349,456	102.0%	259,818	110.6%
OPERATING INCOME (LOSS)	3,307	1.8%	(24,075)	(26.2)%	(6,714)	(2.0)%	(24,862)	(10.6)%
Other income, net	108	0.1%	394	0.4%	139	—%	301	0.1%
Interest expense	(359)	(0.2)%	(442)	(0.5)%	(874)	(0.3)%	(554)	(0.2)%
INCOME (LOSS) BEFORE INCOME TAXES	3,056	1.6%	(24,123)	(26.3)%	(7,449)	(2.2)%	(25,115)	(10.7)%
Income tax expense (benefit)	991	0.5%	(6,092)	(6.6)%	(10,089)	(2.9)%	(6,005)	(2.6)%
NET INCOME (LOSS)	2,065	1.1%	(18,031)	(19.6)%	2,640	0.8%	(19,110)	(8.1)%
Less: Net income (loss) attributable to non-controlling interests	121	0.1%	(1,820)	(2.0)%	(613)	(0.2)%	(1,939)	(0.8)%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,944	1.0%	$(16,211)	(17.7)%	$3,253	0.9%	$(17,171)	(7.3)%

Earnings (loss) per share of Class A common stock:
Basic	$0.05		$(0.43)		$0.08		$(0.48)
Diluted	$0.05		$(0.43)		$0.06		$(0.48)
Weighted-average shares of Class A common stock outstanding:
Basic	39,114		37,309		39,031		35,876
Diluted	43,789		37,309		43,289		35,876

(1)As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	June 30 2021	December 30 2020
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$340,103	$146,873
Marketable securities	$80,105	$36,887
Total assets	$1,432,267	$1,145,348
Total liabilities	$988,735	$710,855
Total equity	$443,532	$434,493

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 30 2021	June 24 2020	June 30 2021	June 24 2020
SELECTED OPERATING DATA:
Same-Shack sales growth (decline)	52.7%	(49.0)%	26.4%	(31.3)%
Shacks in the comparable base	130	95	132	95

Shack system-wide sales(1)	$281,893	$123,789	$510,198	$345,370

Average weekly sales
Domestic Company-operated	$72	$45	$68	$55

Shack-level operating profit(2)	$34,771	$1,932	$57,372	$28,313
Shack-level operating profit margin(2)	19.2%	2.2%	17.3%	12.4%

Adjusted EBITDA(2)	$20,645	$(8,834)	$27,779	$5,430
Adjusted EBITDA margin(2)	11.0%	(9.6)%	8.1%	2.3%

Capital expenditures	$21,554	$18,478	$44,709	$37,637

Shack counts (at end of period):
System-wide	339	292	339	292
Domestic Company-operated	200	171	200	171
Domestic licensed	23	22	23	22
International licensed	116	99	116	99

(1)    Shack system-wide sales is an operating measure and consists of sales from domestic Company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic Company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
(2)    Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to Operating income (loss) and adjusted EBITDA to Net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as General and administrative expenses and Pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to Operating income (loss), the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 30 2021	June 24 2020	June 30 2021	June 24 2020
Operating income (loss)	$3,307	$(24,075)	$(6,714)	$(24,862)
Less:
Licensing revenue	5,990	2,267	10,604	7,389
Add:
General and administrative expenses	20,366	14,017	39,931	30,208
Depreciation and amortization expense	14,472	12,089	28,198	23,857
Pre-opening costs	2,258	1,734	5,834	3,977
Impairment and loss on disposal of assets(1)	358	434	727	2,522
Shack-level operating profit	$34,771	$1,932	$57,372	$28,313

Total revenue	$187,460	$91,786	$342,742	$234,956
Less: Licensing revenue	5,990	2,267	10,604	7,389
Shack sales	$181,470	$89,519	$332,138	$227,567

Shack-level operating profit margin (2)	19.2%	2.2%	17.3%	12.4%

(1)For the twenty-six weeks ended June 24, 2020, amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(2)As a percentage of Shack sales.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease costs, Impairment and loss on the disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to Net income (loss) the most directly comparable GAAP measure, is as follows.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 30 2021	June 24 2020	June 30 2021	June 24 2020
Net income (loss)	$2,065	$(18,031)	$2,640	$(19,110)
Depreciation and amortization expense	14,472	12,089	28,198	23,857
Interest expense, net	359	442	874	554
Income tax expense (benefit)	991	(6,092)	(10,089)	(6,005)
EBITDA	17,887	(11,592)	21,623	(704)

Equity-based compensation	1,958	1,419	3,639	2,719
Amortization of cloud-based software implementation costs(1)	314	368	627	628
Deferred lease costs(2)	(75)	479	129	149
Impairment and loss on disposal of assets(3)	358	434	727	2,522
Debt offering related costs(4)	—	—	236	—
Legal settlement(5)	24	—	619	—
Executive transition costs(6)	179	34	179	68
Project Concrete(7)	—	24	—	(237)
Other(8)	—	—	—	285
Adjusted EBITDA	$20,645	$(8,834)	$27,779	$5,430

Adjusted EBITDA margin(9)	11.0%	(9.6)%	8.1%	2.3%

(1)Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within General and administrative expenses.
(2)Reflects the extent to which lease expense is greater than or less than contractual fixed base rent.
(3)Includes losses on disposals of property and equipment in the normal course of business. For the twenty-six weeks ended June 24, 2020, this amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(4)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(5)Expense incurred to establish an accrual related to the settlement of a legal matter.
(6)Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(7)Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(8)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)Calculated as a percentage of total revenue, which was $187,460 and $342,742 for the thirteen and twenty-six weeks ended June 30, 2021, respectively, and $91,786 and $234,956 for the thirteen and twenty-six weeks ended June 24, 2020, respectively.

Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net income (loss) represents Net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings (loss) per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in Net income (loss) attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should not be considered alternatives to Net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the Net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income (loss) to Net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings (loss) per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 30 2021	June 24 2020	June 30 2021	June 24 2020
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$1,944	$(16,211)	$3,253	$(17,171)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	121	(1,820)	(613)	(1,939)
Executive transition costs(2)	179	34	179	68
Project Concrete(3)	—	24	—	(237)
Legal settlement(4)	24	—	619	—
Debt offering related costs(5)	—	—	236	—
Revolving Credit Facility amendments related costs(6)	—	—	323	—
Income tax (expense) benefit(7)	112	(286)	136	1,533
Other(8)	—	—	—	285
Adjusted pro forma net income (loss)	$2,380	$(18,259)	$4,133	$(17,461)

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	43,789	37,309	43,289	35,876
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	3,117	—	3,131
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	43,789	40,426	43,289	39,007

Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$0.05	$(0.45)	$0.10	$(0.45)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30 2021	June 24 2020	June 30 2021	June 24 2020
Earnings (loss) per share of Class A common stock - diluted	$0.05	$(0.43)	$0.06	$(0.48)
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	(0.01)	—	(0.01)
Non-GAAP adjustments(9)	—	(0.01)	0.04	0.04
Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$0.05	$(0.45)	$0.10	$(0.45)

(1)Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.
(2)Represents costs incurred in connection with our executive search, including fees paid to an executive recruiting firm.
(3)Represents consulting and advisory fees related to our enterprise-wide system upgrade initiative called Project Concrete.
(4)Expense incurred to establish an accrual related to the settlement of a legal matter.
(5)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(6)Expense incurred in connection with the Company's amendments on the Revolving Credit Facility, including the write-off of previously capitalized costs on the Revolving Credit Facility.
(7)Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 27.0% and 167.8% for the thirteen and twenty-six weeks ended June 30, 2021, respectively, and 24.1% and 30.2% for the thirteen and twenty-six weeks ended June 24, 2020, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction. Additionally, the thirteen and twenty-six weeks ended June 24, 2020 includes the establishment of a valuation allowance.
(8)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income (Loss) above, for additional information.